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                                     FORM 4
                           ---------------------------


                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
         Section 17(a) of the Public Utility Holding Company Act of 1935
             or Section 30(f) of the Investment Company Act of 1940


/ / Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).



                            (Print or Type Response)

1.   Name and Address of Reporting Person*

     Chellgren          Paul             W.
     ----------------------------------------------
     (Last)            (First)         (Middle)

     P.O. Box 391
     ----------------------------------------------
                      (Street)

     Ashland           Kentucky         41114
     ----------------------------------------------
     (City)            (State)          (Zip)


2.   Issuer Name and Ticker or Trading Symbol

     Arch Coal, Inc. (ACI)
     ------------------------------------------------


3.   IRS or Social Security Number of Reporting Person (Voluntary)


     ------------------------


4.   Statement for Month/Year

     6/1998
     ------------------------


5.  If Amendment, Date of Original (Month/Year)


     ------------------------


6.  Relationship of Reporting Person(s) to Issuer (Check all applicable)

    / X / Director

    /   / 10% Owner

    /   / Officer (Give Title)
                               ---------------
    /   / Other (Specify)
                               ---------------


7.  Individual or Joint/Group Filing (Check Applicable Line)

    / X / Form filed by One Reporting Person

    /   / Form filed by More than One Reporting Person



====================================================================================================================================
                          TABLE I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
====================================================================================================================================

1. Title of Security        2. Trans-    3. Trans-     4. Securities Acquired (A)      5. Amount of    6. Ownership    7. Nature of
   (Instr. 3)                  action       action        or Disposed of (D)              Securities      Form:           Indirect
                               Date         Code          (Instr. 3, 4 and 5)             Benefici-       Direct (D)      Beneficial
                                            (Instr. 8)                                    ally Owned      or In-          Ownership
                             ---------    -----------   --------------------------        at End of       direct (I)      (Instr. 4)
                              (Month/      Code    V     Amount (A) or (D)  Price         Month           (Instr. 4)
                               Day/                                                       (Instr. 3
                               Year)                                                      and 4)


  Common Stock                6/5/1998     P             1,000.00   A         23.9375      5378.838(1)     D
  ------------------------    --------     ----- -----   --------   --------  --------     -----------     ------------    ---------

====================================================================================================================================
====================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

(1)  Includes  378.838  shares   acquired  pursuant  to  the  issuer's  dividend
reinvestment plan.




====================================================================================================================================
                              TABLE II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                        (e.g., puts, calls, warrants, options, convertible securities)
====================================================================================================================================

 1. Title of       2. Conver-     3. Trans-    4. Trans-       5. Number of       6. Date               7. Title and
    Derivative        sion or        action       action          Derivative         Exercisable           Amount of
    Security          Exercise       Date         Code            Securities         and                   Under-
    (Instr. 3)        Price of       (Month/      (Instr. 8)      Acquired (A)       Expiration            lying
                      Deriva-        Day/                         or Disposed        Date                  Securities
                      tive           Year)                        of (D)(Instr.      (Month/Day/           (Instr. 3
                      Security                                    3, 4 and 5)        Year)                 and 4)


                                                                                     Date      Expir-                Amount or
                                                                                     Exer-     ation                 Number of
                                                  Code   V       (A)      (D)        cisable   Date         Title    Shares


  ---------------     ---------     --------     ------ -----    ------- -------      -------- --------     -------  ----------


====================================================================================================================================
Table II (continued)
====================================================================================================================================

8. Price of       9. Number of       10. Ownership        11. Nature of
   Derivative        Derivative          Form of              Indirect
   Security          Securities          Derivative           Beneficial
   (Instr. 5)        Benefic-            Security:            Ownership
                     ially               Direct (D)           (Instr. 4)
                     Owned at            or Indirect
                     End of Month        (I)(Instr. 4)
                     (Instr. 4)


   ------------      -------------       -------------        ------------

====================================================================================================================================
====================================================================================================================================


Explanation of Responses:

/s/ Miriam Rogers Singer                        July  8, 1998
-----------------------------------             -----------------
  **Signature of Reporting Person               Date
  (on behalf of Paul W. Chellgren)



  ** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

  Note: File three copies of this Form, one of which must be manually signed.
        If space is insufficient, see Instruction 6 for procedure.